                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        CENTEX DEVELOPMENT COMPANY, L.P.,

                          3333 DEVELOPMENT CORPORATION,

                               CENTEX CORPORATION,

                      CENTEX DEVELOPMENT ACQUISITION, L.P.

                                       AND

                                  CENTEX HOMES

                          DATED AS OF NOVEMBER 17, 2003

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                                TABLE OF CONTENTS

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ARTICLE I The Partnership Merger.................................................................................    3

   SECTION 1.1      The Partnership Merger.......................................................................    3
   SECTION 1.2      Closing......................................................................................    3
   SECTION 1.3      Effective Time...............................................................................    3
   SECTION 1.4      Effects of the Partnership Merger............................................................    3
   SECTION 1.5      Certificate of Limited Partnership; Agreement of Limited Partnership.........................    3
   SECTION 1.6      General Partner..............................................................................    4
   SECTION 1.7      Employees....................................................................................    4
   SECTION 1.8      Effect on Partnership Interests..............................................................    4
   SECTION 1.9      Cancellation of Centex Warrants..............................................................    5
   SECTION 1.10     Further Assistance...........................................................................    5
   SECTION 1.11     Approval and Recommendation of Development...................................................    5

ARTICLE II Limited Partner Consents..............................................................................    6

   SECTION 2.1      Limited Partner Consents.....................................................................    6

ARTICLE III No Dissenters' Rights; Payment for Stockholder Warrants; Related Matters.............................    6

   SECTION 3.1      No Dissenters' Rights........................................................................    6
   SECTION 3.2      Payment for Warrants.........................................................................    6

ARTICLE IV Representations and Warranties of the Partnership.....................................................    7

   SECTION 4.1      Partnership Existence and Power..............................................................    7
   SECTION 4.2      Authorization; Approvals.....................................................................    7
   SECTION 4.3      Governmental Authorization...................................................................    8
   SECTION 4.4      Non-Contravention............................................................................    8
   SECTION 4.5      Capitalization...............................................................................    9
   SECTION 4.6      Subsidiaries.................................................................................    9
   SECTION 4.7      Past SEC Documents; Undisclosed Liabilities..................................................   10
   SECTION 4.8      [Reserved]...................................................................................   11
   SECTION 4.9      Absence of Certain Changes...................................................................   11
   SECTION 4.10     Litigation...................................................................................   11
   SECTION 4.11     [Reserved]...................................................................................   12
   SECTION 4.12     Compliance with Laws; Licenses, Permits and Registrations....................................   12
   SECTION 4.13     Contracts....................................................................................   12
   SECTION 4.14     Properties...................................................................................   12
   SECTION 4.15     Required Vote; Board Approval................................................................   13
   SECTION 4.16     [Reserved]...................................................................................   13
   SECTION 4.17     Finders' Fees................................................................................   13
   SECTION 4.18     Opinion of the Financial Advisor.............................................................   13
   SECTION 4.19     [Reserved]...................................................................................   13

ARTICLE V Representations and Warranties of Centex and Acquirer..................................................   13

   SECTION 5.1      Corporate/Partnership Existence and Power....................................................   13
   SECTION 5.2      Authorization; Approvals.....................................................................   14
   SECTION 5.3      Governmental Authorization...................................................................   14
   SECTION 5.4      Non-Contravention............................................................................   14
   SECTION 5.5      Information in Securities Filings............................................................   14
   SECTION 5.6      Finders' Fees................................................................................   15
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
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ARTICLE VI Covenants.............................................................................................   15

   SECTION 6.1      Conduct of Business of the Partnership.......................................................   15
   SECTION 6.2      Indemnification and Insurance................................................................   16
   SECTION 6.3      Other Proposals..............................................................................   17
   SECTION 6.4      Public Announcements.........................................................................   19

ARTICLE VII Conditions to Consummation of the Partnership Merger.................................................   19

   SECTION 7.1      Conditions to Each Party's Obligation........................................................   19
   SECTION 7.2      Conditions to Acquirer's and Centex's Obligation.............................................   20
   SECTION 7.3      Conditions to the Partnership's Obligation...................................................   21

ARTICLE VIII Termination; Amendment; Waiver......................................................................   21

   SECTION 8.1      Termination..................................................................................   21
   SECTION 8.2      Effect of Termination........................................................................   22
   SECTION 8.3      Amendment....................................................................................   22
   SECTION 8.4      Extension; Waiver............................................................................   22

ARTICLE IX Miscellaneous.........................................................................................   23

   SECTION 9.1      Nonsurvival of Representations, Warranties and Agreements....................................   23
   SECTION 9.2      Entire Agreement; Assignment.................................................................   23
   SECTION 9.3      Validity.....................................................................................   23
   SECTION 9.4      Notices......................................................................................   23
   SECTION 9.5      Defined Terms................................................................................   24
   SECTION 9.6      Governing Law................................................................................   26
   SECTION 9.7      Descriptive Headings.........................................................................   26
   SECTION 9.8      Parties in Interest..........................................................................   26
   SECTION 9.9      Counterparts.................................................................................   26
   SECTION 9.10     Expenses.....................................................................................   26
   SECTION 9.11     Specific Performance.........................................................................   27

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2003 (this "AGREEMENT"), is entered into by and among Centex Development Company, L.P., a Delaware limited partnership (the "PARTNERSHIP"), 3333 DEVELOPMENT CORPORATION, a Nevada corporation and the general partner of the Partnership ("DEVELOPMENT"), CENTEX CORPORATION, a Nevada corporation ("CENTEX"), Centex Development ACQUISITION, L.P., a Delaware limited partnership and an indirect partnership subsidiary of Centex ("ACQUIRER"), and CENTEX HOMES, a Nevada general partnership and an indirect partnership subsidiary of Centex ("CENTEX HOMES").

                                 R E C I T A L S

         A. The holders of Centex common stock, par value $.25 per share (the "CENTEX COMMON STOCK"), collectively (i) through their ownership of Centex Common Stock beneficially own all of the (a) general partnership and limited partnership interests in Acquirer, (b) Class A and Class C Units of limited partnership interest in the Partnership (collectively "LP UNITS"), and (c) warrants owned by Centex to purchase Class B limited partnership interests in the Partnership, and (ii) through a nominee arrangement with Mellon Investor Services LLC ("NOMINEE"), beneficially own all of the (a) general partnership interest in the Partnership ("GP UNITS") and (b) warrants to purchase Class B Units of limited partnership interest in the Partnership (the "STOCKHOLDER WARRANTS").

         B. 3333 Holding Corporation, a Nevada corporation ("HOLDING"), Centex and 3333 Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Centex ("ACQUISITION CORP."), have entered into an Agreement and Plan of Merger dated of even date herewith (the "HOLDING MERGER AGREEMENT"), pursuant to which Acquisition Corp. shall be merged with and into Holding (the "HOLDING MERGER"), and whereby Holding's common stock will be canceled and the beneficial interest in Holding's common stock will be converted into the right to receive cash consideration.

         C. It has been proposed that the completion of the Holding Merger be conditioned on the satisfaction, or waiver thereof, of all the conditions to the Partnership Merger (as defined below) as set forth in this Agreement.

         D. Development, a wholly-owned subsidiary of Holding, as holder of all the GP Units, is the sole general partner of the Partnership, and Centex Homes, as holder of all the LP Units, is the sole limited partner of the Partnership.

         E. Centex Homes is the sole general partner of Acquirer, and Centex Real Estate Corporation, a Nevada corporation and an indirect, wholly-owned subsidiary of Centex ("CREC"), and Centex Homes are the sole limited partners of Acquirer.

         F. Centex, Centex Homes, CREC and Development desire that Acquirer be merged with and into the Partnership (the "PARTNERSHIP MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "ACT"), pursuant to which the Stockholder Warrants will be canceled

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and the beneficial interest in the Stockholder Warrants will be converted into the right to receive the Merger Consideration (as defined in Section 1.8(d) below).

         G. A special committee of the Board of Directors of Development (the "SPECIAL COMMITTEE") and the Board of Directors of Development have received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the "FINANCIAL ADVISOR"), dated as of November 17, 2003 (the "FAIRNESS OPINION") to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, (1) the Transaction (as defined in Schedule 1), including the Merger Consideration (as defined in Section 1.8(d) below) to be received by the holders of the beneficial interest in the Stockholder Warrants pursuant to the Partnership Merger, is fair from a financial point of view to such holders.

         H. The Special Committee has, based in part on the determination of the Financial Advisor, approved this Agreement, determined and declared that this Agreement, the Partnership Merger and the transactions contemplated hereby are fair to, advisable, and in the best interests of, the Partnership, its partners and the holders of the beneficial interest in the Stockholder Warrants and has recommended approval of the Partnership Merger and adoption of the Agreement by the Board of Directors of Development and Centex Homes.

         I. The Board of Directors of Development has, based in part on the determination of the Special Committee, (i) determined and declared that this Agreement, the Partnership Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of, the Partnership, its partners and the holders of the beneficial interest in the Stockholder Warrants,
(ii) approved this Agreement and, subject to the satisfaction, or waiver thereof, of all the conditions to the Holding Merger as set forth in the Holding Merger Agreement, the Partnership Merger, and (iii) has determined to submit this Agreement to Centex Homes for approval.

         J. The affirmative vote of Development, as holder of the GP Units, and Centex Homes, as holder of a all of the Class A LP Units and Class B LP Units, is required to adopt this Agreement for the Partnership Merger.

         K. The Board of Directors of Development has directed that this Agreement be submitted to Centex Homes for its approval by written consent.

         L. The affirmative vote of Centex Homes, as the sole general partner of Acquirer, and CREC and Centex Homes, as the sole limited partners of Acquirer, is required to adopt this Agreement for the Partnership Merger.

         M. Centex Homes has (i) determined that this Agreement and the Partnership Merger are fair to and in the best interests of Acquirer and its partners, and (ii) approved this Agreement and adopted the Partnership Merger as set forth herein.

         N. Centex Homes has directed that this Agreement be submitted to the limited partners of Acquirer for their approval by written consent.

         O. Centex, Acquirer and the Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Partnership Merger and also to prescribe various conditions to the Partnership Merger.

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

         NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                             THE PARTNERSHIP MERGER

         SECTION 1.1 The Partnership Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the Act, Acquirer shall be merged with and into the Partnership. The Partnership shall continue as the surviving limited partnership (the "SURVIVING PARTNERSHIP") in the Partnership Merger and the separate existence of Acquirer shall cease (Acquirer and the Partnership are sometimes referred to herein as the "CONSTITUENT PARTNERSHIPS").

         SECTION 1.2 Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Partnership Merger (the "CLOSING") will take place at 12:00 p.m. on the first business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at the offices of Thompson & Knight LLP, 1700 Pacific Ave., Suite 3300, Dallas, Texas, unless another date, time or place is agreed to by the parties hereto, but in no event later than March 31, 2004.

         SECTION 1.3 Effective Time. On the Closing Date, the Surviving Partnership shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the Act, with the Secretary of State of the State of Delaware (the "SECRETARY"), and the Partnership Merger shall become effective at 11:59 p.m. Eastern Time on the date the Certificate of Merger is accepted for filing by the Secretary or at such other time as is specified in the Certificate of Merger to which Acquirer and the Partnership shall have agreed (the time the Partnership Merger becomes effective being the "EFFECTIVE TIME").

         SECTION 1.4 Effects of the Partnership Merger. The Partnership Merger shall have the effects set forth in the Section 17-211 of the Act and all other effects specified in the applicable provisions of the Act, including, without limitation, that at the Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Acquirer shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and Acquirer shall become the debts, liabilities and duties of the Surviving Partnership.

         SECTION 1.5 Certificate of Limited Partnership; Agreement of Limited Partnership.

         (a) The certificate of limited partnership of Acquirer, as in effect immediately prior to the Effective Time, shall become the certificate of limited partnership of the Surviving Partnership, except that the name of the Surviving Partnership shall remain the name of the Partnership and, as so amended, until thereafter further amended as provided therein and under the Act, it shall be the certificate of limited partnership of the Surviving Partnership following the Partnership Merger.

         (b) The agreement of limited partnership of Acquirer as in effect at the Effective Time shall be the agreement of limited partnership of the Surviving Partnership following the Partnership Merger until thereafter changed or amended as provided therein and under the Act.

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         SECTION 1.6 General Partner. At the Effective Time, the general partner of the Partnership shall resign from its position as the general partner of the Partnership. The general partner of Acquirer immediately prior to the Effective Time shall be the general partner of the Surviving Partnership, until the earlier of its resignation or removal.

         SECTION 1.7 Employees. The employees of the Partnership immediately prior to the Effective Time shall be the employees of the Surviving Partnership, all such employees to hold their current jobs and office with the Partnership and any of its Subsidiaries from the Effective Time until the earlier of their resignation or removal.

         A "SUBSIDIARY" of any person means another person if the first person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors (or other governing body) of such person or, if there are no such voting interests, if the first person or a subsidiary thereof owns 50% or more of the equity interests of such person. Notwithstanding anything in this Agreement to the contrary, any representation or warranty of the Partnership with respect to Centex Development Company UK Limited and its Subsidiaries (which Centex acknowledges are managed by Centex Homes, an affiliate of Centex, pursuant to a Management Agreement dated as of April 1, 2001 between the Partnership and Centex Homes) is limited to the Knowledge of the Partnership.

         As used in this Agreement, the term "KNOWLEDGE" when referring to the Partnership or any Subsidiary of the Partnership means the actual knowledge of Development's current officers and directors without the conduct by any such person of any independent investigation.

         SECTION 1.8 Effect on Partnership Interests. As of the Effective Time, by virtue of the Partnership Merger and without any action on the part of Acquirer, Centex Homes, CREC, the Partnership, Development, the Surviving Partnership or the holder of any partnership interest in Acquirer or the
Partnership:

         (a) Conversion of Partnership Interests of Acquirer. Centex Homes' 1% general partnership interest and 98% limited partnership interest in Acquirer shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange. CREC's 1% limited partnership interest in Acquirer shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange.

         (b) Conversion of Partnership Interests of the Partnership. Development's 1% general partnership interest in the Partnership shall be converted into a 1% limited partnership interest in the Surviving Partnership and Centex Homes' 99% limited partnership interest in the Partnership shall be converted into a 98% limited partnership interest and a 1% general partnership interest in the Surviving Partnership. Each of Development and Centex Homes shall receive a capital account in the Surviving Partnership equal to its capital account in the Partnership immediately before the Partnership Merger.

         (c) Termination of Nominee Agreement. Pursuant to Section 8.3 of the Nominee Agreement dated November 30, 1987 by and between Centex, Holding, the Partnership, and First RepublicBank Dallas, National Association, as initial Nominee, as amended by the contemplated amendment (the "NOMINEE AGREEMENT"), subject to and upon the approval of a majority of the shares of Centex Common Stock present in person or by proxy and entitled to vote thereon at a meeting of the Centex stockholders, which approval will be sought at a special meeting of the Centex stockholders (the "CENTEX STOCKHOLDER APPROVAL"), and the consummation of the Merger and the Holding Merger, the Nominee Agreement will be terminated and canceled in all respects without effectuation of the Detachment (as defined in the Nominee Agreement) of the Deposited Securities (as defined in the Nominee Agreement).

         (d) Conversion of Stockholder Warrants. Each Stockholder Warrant held by the Nominee for the benefit of the holders of Centex Common Stock immediately prior to the Effective Time shall, by virtue of the Partnership Merger and without any action on the part of the Nominee or the beneficial holders thereof, be converted into the right to receive from the Surviving Partnership, and Centex shall cause the Surviving Partnership to pay pursuant to this Agreement, without interest, consideration equal to an amount that provides to each holder of a beneficial interest in the Stockholder Warrants $.01 in cash per share of Centex Common Stock held by such holder at the Effective Time (the "MERGER CONSIDERATION"), less any required tax withholding. At the Effective Time, all Stockholder Warrant certificates shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each beneficial owner of a certificate representing the Stockholder Warrants, held by the Nominee on behalf of such beneficial owners, shall, to the extent such warrant certificate represents such purchase right, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, without interest, in accordance with Section 3.2.

         As used in this Agreement the term "MERGER CONSIDERATION" shall mean the per share amount in reference to the consideration designated on a per share basis and, as the context otherwise requires, shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Centex Common Stock then outstanding.

         SECTION 1.9 Cancellation of Centex Warrants. At the Effective Time, the outstanding warrants to purchase Class B Units of limited partnership interest in the Partnership (subject to adjustment) owned by Centex at an exercise price of $500 per unit (subject to adjustment) ("CENTEX WARRANTS"), shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         SECTION 1.10 Further Assistance. If at any time after the Effective Time, the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Partnerships acquired or to be acquired as a result of the Partnership Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Partnerships, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Partnerships, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Partnerships acquired or to be acquired as a result of the Partnership Merger and otherwise to carry out the purpose of this Agreement.

         SECTION 1.11 Approval and Recommendation of Development. The Board of Directors of Development hereby approves of and consents to the Partnership Merger and represents that the Board of Directors of Development (hereafter, the "DEVELOPMENT BOARD"), at a meeting duly called and held on November 17, 2003, with Stephen M. Weinberg abstaining because of his joint current employment relationship with Centex Service Company, a wholly-owned subsidiary of Centex, adopted resolutions, in accordance with the recommendation of the Special Committee, (i) determining that this Agreement and the transactions contemplated hereby, including the Partnership Merger, are fair to, and in the best interests of, the Partnership, its partners and the holders of the beneficial interest in the Stockholder Warrants, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby and (iii) recommending that Centex Homes vote in favor of the Partnership Merger, subject to the Development Board's right to withdraw, modify or amend such recommendation if the Development Board or Special Committee determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for the Development Board to comply with its fiduciary duties under applicable law. The Partnership agrees to execute an amendment to the Nominee Agreement, in the form previously provided, that will allow, subject to the Centex Stockholder Approval, for the termination of the Nominee Agreement in all respects without effectuation of a Detachment (as defined in the Nominee Agreement) or distribution of the Deposited Securities (as defined in the Nominee Agreement). The Financial Advisor has delivered to the Special Committee and the Development Board its Fairness Opinion to the effect that, as of the date of such opinion, the Transaction, including the Merger Consideration, is fair to the holders of the beneficial interest in the Stockholder Warrants from a financial point of view.

                                   ARTICLE II
                            LIMITED PARTNER CONSENTS

         SECTION 2.1 Limited Partner Consents. In accordance with Sections 17-211 and 17-302 of the Act, as promptly as practicable (i) Development, in its capacity as general partner of the Partnership, will submit this Agreement to the sole limited partner of the Partnership, Centex Homes, for its approval by written consent, and (ii) Centex Homes, in its capacity as general partner of Acquirer, will submit this Agreement to the other limited partner of Acquirer, CREC, for its approval by written consent.

                                  ARTICLE III
    NO DISSENTERS' RIGHTS; PAYMENT FOR STOCKHOLDER WARRANTS; RELATED MATTERS

         SECTION 3.1 No Dissenters' Rights. Pursuant to the provisions of Act, the agreements governing the Stockholder Warrants and the Nominee Agreement, the holders of the beneficial interest in the Stockholder Warrants do not have any dissenters' rights or rights of appraisal as a result of the Partnership Merger and, upon effectiveness of the Partnership Merger, shall be entitled to receive only the Merger Consideration.

         SECTION 3.2 Payment for Warrants.

         (a) Prior to the Effective Time, Centex will engage a paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon consummation of the Partnership Merger. Promptly following the Effective Time, Centex shall cause the Surviving Partnership to provide to the Paying Agent cash in an amount sufficient to pay the Merger Consideration pursuant to Section 1.8. All of the fees and expenses of the Paying Agent shall be borne by the Surviving Partnership.

         (b) As soon as practicable after the Effective Time, the Paying Agent shall cause to be delivered to each beneficial holder of the Stockholder Warrants (as determined by such holder's status as a record holder of Centex Common Stock) immediately prior to the Effective Time a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings.

         (c) No payment of Merger Consideration can be paid to an owner of the Stockholder Warrants which is not registered in the transfer records of the Partnership, unless such holder notifies Centex in writing prior to the Effective Time and such notice is accompanied by all documents required by the Partnership and the transfer agent, as the case may be, to evidence and effect a transfer of ownership in the transfer records of the Partnership prior to the Effective Time.

         (d) From and after the Effective Time there shall be no transfers on the transfer books of the Surviving Partnership of the Stockholder Warrants that were outstanding immediately prior to the Effective Time.

         (e) The Merger Consideration paid in accordance with the terms of this
Article III shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the Stockholder Warrants.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

         The Partnership represents and warrants to Centex and Acquirer as follows:

         SECTION 4.1 Partnership Existence and Power. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power to carry on its business as presently conducted. The Partnership is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

         As used herein, the term "PARTNERSHIP MATERIAL ADVERSE EFFECT" shall mean any adverse change, effect, event, occurrence or state of facts (a) affecting the financial condition, business, assets, properties, operations or results of operations of the Partnership or any of its Subsidiaries which is material to the Partnership and its Subsidiaries, taken as a whole, or (b) which would prevent or materially impair the Partnership from consummating the Partnership Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

         SECTION 4.2 Authorization; Approvals. Development has the requisite corporate power and authority to execute and deliver this Agreement on behalf of the Partnership and, subject to the Limited Partner Approval (as defined in Section 4.15 below) of this Agreement, as required by applicable law, to consummate the Partnership Merger. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the Partnership Merger have been duly authorized by all necessary action on the part of

Development, and, except for the Limited Partner Approval, no other action on the part of the Partnership is necessary to authorize the consummation of the Partnership Merger. This Agreement has been duly executed and delivered by Development on behalf of the Partnership and, assuming that this Agreement constitutes a valid and binding obligation of Centex and Acquirer, this Agreement constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         SECTION 4.3 Governmental Authorization. To the Knowledge of the Partnership, the execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the Partnership Merger require no action by or in respect of, or filing with, any federal, state or local governmental authority, or any court, administrative or regulatory agency or commission or other governmental authority or agency, (each, a "GOVERNMENTAL ENTITY"), other than, if any, (a) the filing of (i) the Certificate of Merger in accordance with the Act and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Partnership or any of its Subsidiaries is qualified to do business; (b) compliance with any applicable requirements of the New York Stock Exchange ("NYSE"); (c) compliance with any applicable requirements of the London Stock Exchange ("LSE"); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Partnership Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the "PARTNERSHIP REQUIRED GOVERNMENTAL CONSENTS").

         SECTION 4.4 Non-Contravention. The execution, delivery and performance by Development, on behalf of the Partnership, of this Agreement and the consummation by the Partnership of the Partnership Merger do not and will not
(a) contravene or conflict with the Partnership's certificate of limited partnership or agreement of limited partnership, (b) assuming that all of the Partnership Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Partnership, (c) to the Knowledge of the Partnership constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Partnership or to a loss of any benefit or status to which the Partnership is entitled under any provision of any contract or other instrument binding upon the Partnership (other than any note, mortgage, indenture or loan agreement or similar instrument made or given by the Partnership or its Subsidiaries) or any license, franchise, permit or other similar authorization held by the Partnership or (d) to the Knowledge of the Partnership result in the creation or imposition of any Lien (as defined below) on any asset of the Partnership, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

         As used in this Agreement, "LIEN" means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind; provided, however, that the term "LIEN" shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith, (ii) landlords', mechanics', carriers', workers', repairers', materialmen's, warehousemen's and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) liens or imperfections on property which do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

         SECTION 4.5 Capitalization.

         (a) There were, as of the close of business on the date hereof, (i) a 1% general partner interest held by Development and (ii) a 99% limited partner interest consisting of 32,260 Class A LP Units and 211,142 Class C LP Units outstanding and held by Centex Homes; no Class B LP Units are outstanding. The Partnership's second amended agreement of limited partnership authorizes the general partner of the partnership to cause the Partnership to issue additional LP Units or series or classes of LP Units or other security from time to time, upon the consent of a majority of the outstanding LP Units. All outstanding partnership units of the Partnership are duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, the Partnership's certificate of limited partnership, the Partnership's agreement of limited partnership or any contract to which the Partnership is a party or otherwise bound.

         (b) As of the date hereof, except for the Stockholder Warrants and the Centex Warrants and as described in Section 4.5(a) herein, there are no outstanding (i) partnership units or other voting securities of the Partnership,
(ii) securities of the Partnership convertible into or exchangeable for partnership units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership, or obligations of the Partnership to issue, any partnership units, voting securities or securities convertible into or exchangeable for partnership units or voting securities of the Partnership. There are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any LP Units or GP Units or other partnership units of the Partnership or any of its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Partnership or other entity, other than loans to Subsidiaries in the ordinary course of business.

         SECTION 4.6 Subsidiaries.

         (a) Each Subsidiary of the Partnership is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all powers required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Partnership Material Adverse Effect. Each Subsidiary of the Partnership is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

         (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Partnership, have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. All of the outstanding capital stock or other ownership interest which is owned, directly or indirectly, by the Partnership in each of its Subsidiaries is owned free and clear of any Lien and, with respect to corporate Subsidiaries, free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state or foreign securities laws) (provided that restrictions on these rights with respect to non-corporate subsidiaries would not have a Partnership Material Adverse Effect). There are no outstanding (i) securities of the Partnership or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Partnership, (ii) options, warrants or other rights to acquire from the Partnership or any of its Subsidiaries, or obligations of the Partnership or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Partnership or (iii) obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Partnership or any capital stock of, or other ownership interests in, any Subsidiary of the Partnership. There are no other persons in which the Partnership owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

         (c) The execution, delivery and performance by Development, on behalf of the Partnership, of this Agreement and the consummation by the Partnership of the Partnership Merger do not and will not (a) contravene or conflict with any Subsidiary of the Partnership's articles of incorporation, by-laws or similar governing document, (b) assuming that all of the Partnership Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any Subsidiary of the Partnership, (c) to the Knowledge of the Partnership, constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of any Subsidiary of the Partnership or to a loss of any benefit or status to which any Subsidiary of the Partnership is entitled under any provision of any contract or other instrument binding upon any Subsidiary of the Partnership (other than any note, mortgage, indenture or loan agreement or similar instrument given by the Partnership or its Subsidiaries) or any license, franchise, permit or other similar authorization held by any Subsidiary of the Partnership or (d) to the Knowledge of the Partnership, result in the creation or imposition of any Lien on any asset of any Subsidiary of the Partnership, other than, in the case of each of
(b), (c) and (d), any such items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

         SECTION 4.7 Past SEC Documents; Undisclosed Liabilities. The Partnership has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") after January 1, 2000 and prior to the date of this Agreement (collectively, the "PAST SEC DOCUMENTS"). As of its respective filing date or as amended or supplemented prior to the date hereof, each Past SEC Document, to the Knowledge of the Partnership, complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Partnership included in the Past SEC Documents, to the Knowledge of the Partnership, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Past SEC Documents filed and publicly available prior to the date hereof, to the Knowledge of the Partnership, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Partnership and its consolidated Subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Partnership Material Adverse Effect.

         SECTION 4.8 [Reserved].

         SECTION 4.9 Absence of Certain Changes. Since June 30, 2003, except as otherwise expressly contemplated by this Agreement as disclosed or provided for in the Past SEC Documents, to the Knowledge of the Partnership, the Partnership and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, would have a Partnership Material Adverse Effect. Since June 30, 2003, to the Partnership's Knowledge, neither the Partnership nor any of its Subsidiaries has taken any action other than in the ordinary course of business which, if taken after the date hereof, would constitute a breach of any provision set forth in Section 6.1 hereof, except as disclosed or provided for in the Past SEC Documents.

         SECTION 4.10 Litigation. As of the date of this Agreement except as disclosed or provided for in the Past SEC Documents, (a) to the Knowledge of the Partnership there are no pending or threatened actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations ("PROCEEDINGS") against the Partnership, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Partnership, any of the Partnership's or any of its Subsidiary's current or former directors or officers (in their capacity as such) or any other person whom the Partnership or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Partnership to indemnify such person); and (b) to the Knowledge of the Partnership, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity ("ORDERS") against the Partnership, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Partnership, any of the Partnership's or its Subsidiaries' current or former directors (in their capacity as such) or officers or any other person whom the Partnership or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Partnership to indemnify such person), except where such Proceedings or Orders, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

         SECTION 4.11 [Reserved].

         SECTION 4.12 Compliance with Laws; Licenses, Permits and Registrations.

         (a) To the Knowledge of the Partnership, neither the Partnership nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including, without limitation, any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, "ENVIRONMENTAL LAWS")), except for any such violations which, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

         (b) To the Knowledge of the Partnership, each of the Partnership and its Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including, without limitation, under any Environmental Law), and from all Governmental Entities required by the Partnership and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

         SECTION 4.13 Contracts. Each material lease, license, contract, agreement or other similar obligation to which the Partnership or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound, to the Knowledge of the Partnership, is valid, binding and enforceable and in full force and effect with respect to the Partnership or its Subsidiaries and, to the Knowledge of the Partnership, with respect to the other parties thereto, except where the failure thereof would not have a Partnership Material Adverse Effect, and there are no existing defaults thereunder with respect to the Partnership or any of its Subsidiaries or, to the Partnership's Knowledge, the other parties thereto, except for those defaults that would not have a Partnership Material Adverse Effect. Other than any agreement among only the Partnership and one or more of its wholly-owned Subsidiaries, neither the Partnership nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Partnership or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

         SECTION 4.14 Properties. To the Knowledge of the Partnership, the Partnership and its Subsidiaries own fee simple title to or have a valid leasehold interest in each of their real properties (the "PARTNERSHIP PROPERTIES"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title, and the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for, if any, (i) real estate taxes and special assessments, (ii) inchoate liens imposed for construction work in progress incurred in the ordinary course of business (iii) real property liens and other encumbrances of record recorded in the appropriate county or counties where the property is located; or (iv) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not (a) materially adversely affect the current use of the property, (b) materially detract from the value of or materially interfere with the current use of the property, or (c) materially detract from the value of or materially interfere with the planned use of any land held for development or properties being developed or expanded.

         SECTION 4.15 Required Vote; Board Approval. The affirmative vote of Development, as holder of the GP Units, (the "GENERAL PARTNER APPROVAL") and the affirmative vote of Centex Homes, as holder of a majority of both the Class A LP Units and the Class C LP Units (the "LIMITED PARTNER APPROVAL") is the only vote of any class or series of partnership units of the Partnership required by law, rule or regulation or the certificate of limited partnership or the agreement of limited partnership of the Partnership to approve this Agreement and the Partnership Merger. Pursuant to Section 1.11, the Partnership has obtained the General Partner Approval to this Agreement and the Partnership Merger.

         SECTION 4.16 [Reserved].

         SECTION 4.17 Finders' Fees. Except for the Financial Advisor, the fees of which will be paid by the Partnership, in connection with this Agreement, the Partnership Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of the Partnership, no investment banker, broker, finder or other such intermediary has been retained by, or is authorized to act on behalf of, the Partnership or is entitled to any fee or commission from the Partnership.

         SECTION 4.18 Opinion of the Financial Advisor. The Special Committee and the Development Board have received the Fairness Opinion from the Financial Advisor, to the effect that, as of the date of such opinion, the Transaction, including the Merger Consideration, is fair to the holders of the beneficial interest in the Stockholder Warrants from a financial point of view. A signed copy of the Fairness Opinion has been delivered to Acquirer. The Partnership hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto in any required SEC filings. Other than the fee payable to the Financial Advisor in connection with the Fairness Opinion, the Closing of the Partnership Merger and the reimbursement and indemnification obligations of the Partnership to the Financial Advisor related to the Fairness Opinion, neither Development, the Partnership nor Development's directors has any continuing obligation to the Financial Advisor with respect to the transactions contemplated hereby.

         SECTION 4.19 [Reserved].

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF CENTEX AND ACQUIRER

         Centex and Acquirer represent and warrant to the Partnership as follows:

         SECTION 5.1 Corporate/Partnership Existence and Power. Centex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all full corporate power required to conduct its business as presently conducted. Acquirer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power to carry on its business as presently conducted. Since the date of its incorporation, Acquirer has not engaged in any activities other than in connection with or as contemplated by this Agreement.

         SECTION 5.2 Authorization; Approvals. Centex and Acquirer each have the requisite power and authority to execute and deliver this Agreement and, subject to the approval of Centex Homes and CREC, as the limited partners of Acquirer, consummate the Partnership Merger. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Partnership Merger have been duly authorized by all necessary action and no other action on the part of Centex or Acquirer is necessary to authorize the consummation of the Partnership Merger other than the Centex Stockholder Approval and the approval of Centex Homes and CREC. This Agreement has been duly and validly executed and delivered by Centex and Acquirer and, assuming that this Agreement constitutes the valid and binding obligation of the Partnership, this Agreement constitutes a valid and binding agreement of each of Centex and Acquirer, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

         SECTION 5.3 Governmental Authorization. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Partnership Merger requires no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (f) of Section 4.3 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Centex Material Adverse Effect (the filings and authorizations referred to in clauses (a) and (b) being referred to collectively as the "CENTEX REQUIRED GOVERNMENTAL CONSENTS").

         As used herein, the term "CENTEX MATERIAL ADVERSE EFFECT" shall mean any adverse change, effect, event, occurrence or state of facts resulting in a material adverse change in the ability of Centex to consummate the Partnership Merger and other transactions contemplated by this Agreement, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts.

         SECTION 5.4 Non-Contravention. The execution, delivery and performance by Centex and Acquirer of this Agreement and the consummation by Centex and Acquirer of the Partnership Merger do not and will not (a) contravene or conflict with the articles of incorporation or by-laws of Centex or the certificate of limited partnership or agreement of limited partnership of Acquirer, (b) assuming that all of the Centex Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Centex or Acquirer, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Centex or Acquirer or to a loss of any benefit or status to which Centex or Acquirer is entitled under any provision of any agreement, contract or other instrument binding upon Centex or Acquirer or any license, franchise, permit or other similar authorization held by Centex or Acquirer or (d) result in the creation or imposition of any Lien on any asset of the Centex or Acquirer other than, in the case of each of
(b), (c) and (d), any such items that would not, individually or in the aggregate, have a Centex Material Adverse Effect.

         SECTION 5.5 Information in Securities Filings. All documents required to be filed by Centex or Acquirer with the SEC in connection with the Partnership Merger, if any, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of the Partnership.

         SECTION 5.6 Finders' Fees. There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission from Centex or any of its affiliates in connection with the Partnership Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of Centex or Acquirer.

                                   ARTICLE VI
                                    COVENANTS

         SECTION 6.1 Conduct of Business of the Partnership. Except as expressly provided in this Agreement or except with the prior consent of Centex from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, the Partnership shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted or proposed to be conducted and use all reasonable efforts to preserve intact its current business organization, and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, until the Effective Time or the earlier termination of this Agreement the Partnership will not, and will not permit any of its Subsidiaries to, without the prior consent of Centex:

         (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its partnership units or other securities;

         (b) split, combine, recapitalize or reclassify any of its partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its partnership units;

         (c) purchase, redeem or otherwise acquire any partnership interest, shares of capital stock or other ownership interest of the Partnership or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such partnership units or other securities;

         (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any of its partnership units or other securities of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such partnership units, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (e) amend its certificate or articles of incorporation, certificate of limited partnership, agreement of limited partnership, by-laws or other comparable organizational documents;

         (f) adopt resolutions providing for or authorizing a liquidation or a dissolution, except as part of a Transaction Proposal (as defined in Section 6.3 below); or

         (g) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 6.2 Indemnification and Insurance.

         (a) From and after the Effective Time for six (6) years, Centex and the Surviving Partnership shall indemnify each present and former director and officer of Development, including without limitation members of the Special Committee ("INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, and shall, in connection with defending against any action for which indemnification is available hereunder, either advance expenses to, or promptly reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such advancement or reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts if (i) a court of competent jurisdiction through a final nonappealable order shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law, and (ii) Centex and the Surviving Partnership have made commercially reasonable good faith efforts to collect such expenses under the officers' and directors' liability insurance required by Section 6.2(c), and such efforts are not successful. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the agreement of limited partnership or the certificate of limited partnership of the Partnership or the by-laws or articles of incorporation of any of its Subsidiaries, any contract and/or any applicable law.

         (b) All rights to indemnification and all limitations on liability existing in favor of any Indemnified Parties as provided in the Partnership's certificate of limited partnership or partnership agreement, as in effect as of the date hereof, to the extent relating to acts or omissions occurring prior to the Effective Time, shall continue in full force and effect in accordance with their terms from and after the Effective Time. The certificate of limited partnership and partnership agreement of the Surviving Partnership following the Effective Time shall contain the provisions with respect to indemnification and limitations on liability set forth in the Partnership's certificate of limited partnership or partnership agreement on the date hereof, which provisions, to the extent relating to acts or omissions occurring on or prior to the Effective Time, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such modification is required by applicable law.

         (c) For six (6) years after the Effective Time, Centex shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Development's officers' and directors' liability insurance policy on terms and with respect to coverage and amount not less favorable than those of such policy in effect on the date hereof (whether through existing policies (and extensions thereof) or other policies obtained for Centex generally). For the period after the date that is six (6) years after the Effective Time, Centex shall provide to each person currently covered by Development's officers' and directors' liability insurance policy not less than the same officers' and directors' liability insurance coverage in respect of acts or omissions occurring prior to the

Effective Time as Centex provides with respect to former directors and officers of Centex generally.

         (d) The obligations of Centex and the Surviving Partnership under this
Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section applies without the written consent of such affected Indemnified Party, it is being expressly agreed that this Section 6.2 shall survive the termination of this Agreement. The rights of each Indemnified Party under this Section 6.2 shall be in addition to any rights such Person may have under the Partnership's certificate of limited partnership or partnership agreement, or under the Act or any other applicable law or under any agreement of any Indemnified Party with the Partnership. All rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in an agreement between any Indemnified Party and the Partnership as in effect as of the date hereof shall continue in full force and effect in accordance with their terms after the Effective Time.

         (e) If the Surviving Partnership (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving partnership or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets or capital securities to any Person, then, and in each such case, proper provision shall be made with respect to the obligations set forth in this Section 6.2 so that such obligations of the Surviving Partnership are performed in accordance with their terms in such event.

         SECTION 6.3 Other Proposals.

         (a) From and after the date of this Agreement until the termination of this Agreement, neither Development, the Partnership, any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Development, the Partnership or any of its Subsidiaries or affiliates) (collectively, "RESPONSIBLE PARTIES") will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity ("PERSON") in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Responsible Party to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Development Board or the Special Committee from, prior to the Centex Stockholder Approval, but subject to compliance with the remaining provisions of this Section 6.3: (i) furnishing information (other than any non-public information relating to the terms or structure of the transactions contemplated by this Agreement) to or entering into discussions or negotiations with any Person that makes a bona fide Transaction Proposal which was not directly or indirectly solicited in violation of this Section 6.3 only to the extent that: (1) the Development Board or Special Committee, after consultation with its financial advisors and after receipt of advice from outside legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to the Partnership's limited partners and, to the extent of any duties, to the Partnership's warrant holders, in each case under applicable law and (2) prior to taking such action the Partnership provides prompt notice to Acquirer to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an executed confidentiality agreement; (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 1.11 if there exists a Transaction Proposal and the Development Board or Special Committee, after consultation with its financial advisors and after receipt of advice from outside legal counsel, determines in good faith that such action is necessary for the Development Board to comply with its fiduciary duties to the Partnership's limited partners and, to the extent of any duties, to the Partnership's warrant holders, in each case under applicable law in connection with such Transaction Proposal; or (iii) making to the Partnership's partners any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any Transaction Proposal, or taking any other legally required action with respect to such Transaction Proposal (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if the Development Board or the Special Committee, after consultation with their financial advisors and receipt of advice from independent outside legal counsel, determines in good faith that such action is necessary for the Development Board to comply with its fiduciary duties to Partnership's limited partners and, to the extent of any duties, to the Partnership's warrant holders, in each case under applicable law. Consistent with the foregoing provisions of this Section 6.3, the Partnership shall immediately cease and terminate any currently existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by the Partnership or any Responsible Parties with respect to the foregoing. The Partnership agrees not to release any third party from, or waive any provisions of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Transaction Proposal. In the event of an exercise of the Partnership's or the Development Board's rights under clauses (i), (ii) or (iii) above and subject to compliance with this Section 6.3, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Partnership.

         For purposes of this Agreement "TRANSACTION PROPOSAL" shall mean any of the following (other than the transactions between the Partnership, Acquirer and Centex contemplated by this Agreement) involving the Partnership or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) except in the ordinary course of business, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Partnership and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding partnership units of the Partnership or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries.

         (b) Prior to the Development Board or Special Committee withdrawing or modifying its approval or recommendation of this Agreement or the Partnership Merger, or approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Partnership shall provide Acquirer with a written notice (a "NOTICE OF TRANSACTION PROPOSAL") advising Acquirer of the Transaction Proposal, specifying the material terms and conditions of such Transaction Proposal, identifying the person making such Transaction Proposal, and specifying that the Development Board or the Special Committee has reasonably determined that such Transaction Proposal, if consummated, would constitute a Superior Transaction; provided, however, that neither Development, the Partnership nor any Subsidiary shall enter into an agreement with respect to a Superior Transaction until 72 hours after the Notice of Transaction Proposal with respect to a given Transaction Proposal was received by Acquirer.

         For purposes of this Agreement, "SUPERIOR TRANSACTION" means a Transaction Proposal made in writing by a Third Party (a) that provides for (i) a Transaction Proposal that would substitute for the Merger and the Holding Merger, and (ii) (1) the repayment (as a condition to the closing of such transaction) by the Partnership, Holding or their designees of all sums owed by the Partnership and its subsidiaries to Centex and its subsidiaries, including debt, unpaid distributions and capital, (2) the release of Centex and its subsidiaries from guarantees and other credit enhancements for the Partnership and its subsidiaries, and (3) the termination of the Nominee Agreement on terms acceptable to Centex in its sole and absolute discretion, and (b) the terms and conditions of which (including the amount and value of the consideration to be received) are reasonably determined by the Development Board or the Special Committee to be, when taken in their entirety, more favorable to the Partnership for the holders of the beneficial interest in the Stockholder Warrants than the terms and conditions set forth in this Agreement (or the terms of an offer of Acquirer, if any, made to the Partnership in response to a Notice of Transaction Proposal).

         For purposes of this Agreement, "THIRD PARTY" means a Person who is not Centex or its subsidiaries.

         SECTION 6.4 Public Announcements. Neither Acquirer nor Centex, on the one hand, nor the Partnership, on the other hand, will issue any press release or public statement with respect to the Partnership Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, NYSE or LSE and, in any event, to the extent practicable, Centex, Acquirer and the Partnership will consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any such press release or other public statements with respect to the Partnership Merger. The parties agree that the initial press release or releases to be issued with respect to the Partnership Merger shall be mutually agreed upon prior to the issuance thereof.

                                  ARTICLE VII
              CONDITIONS TO CONSUMMATION OF THE PARTNERSHIP MERGER

         SECTION 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the Partnership Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) A proposal to terminate the Nominee Agreement shall have received the Centex Stockholder Approval;

         (b) All conditions to the Holding Merger set forth in the Holding Merger Agreement shall have been satisfied or waived;

         (c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Partnership Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse effect on any party's ability to consummate the transactions contemplated by this Agreement; and

         (d) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Partnership Merger shall be in effect.

         SECTION 7.2 Conditions to Acquirer's and Centex's Obligation. The obligation of Acquirer and Centex to effect the Partnership Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) Acquirer shall have received the approval of Acquirer's limited partners, Centex Homes and CREC, to this Agreement and the Partnership Merger;

         (b) The representations and warranties of the Partnership contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Partnership Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Partnership Material Adverse Effect;

         (c) The Partnership shall have performed in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date;

         (d) There shall have occurred or taken place no adverse change, effect, event, occurrence or state of facts (i) affecting the financial condition, business, assets, properties, operations or results of operations of the Partnership or any of its Subsidiaries which is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) which would prevent or materially impair the Partnership from consummating the Partnership Merger, which has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (1) changes resulting from the announcement of the transactions described in this Agreement or the identity of Centex or Acquirer or from the performance of this Agreement and compliance with the covenants set forth herein and (2) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Partnership Merger;

         (e) The holders of warrants of the Partnership shall not have any dissenters' rights or rights of appraisal as a result of the Merger and, the holders of the Stockholder Warrants shall be entitled to receive only the Merger consideration; and

         (f) No state takeover or similar statute or regulation in any jurisdiction in which the Partnership or any of its Subsidiaries do business applies or purports to apply to the Partnership Merger or this Agreement.

         SECTION 7.3 Conditions to the Partnership's Obligation. The obligation of the Partnership to effect the Partnership Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

         (a) The Partnership shall have received the Limited Partner Approval;

         (b) The representations and warranties of Centex and Acquirer contained in this Agreement (i) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement and (ii) with respect to any representations or warranties not qualified by "Centex Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken together in their entirety, do not in the aggregate result in a Centex Material Adverse Effect;

         (c) Centex and Acquirer shall have each performed in all material respects the obligations required to be performed by it under the Agreement at or prior to the Closing Date;

         (d) Centex shall provide to the directors of Development indemnification contracts executed by Centex containing indemnification provisions substantially the same as those set forth in Section 6.2(a); and

         (e) The Fairness Opinion shall not have been withdrawn or adversely modified by the Financial Advisor.


                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated and the Partnership Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the limited partners of the Partnership, but prior to the Effective Time:

         (a) by mutual written consent of each of Acquirer and the Partnership;
or

         (b) by either Acquirer or the Partnership,

                  (i) if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining, or otherwise prohibiting the Partnership Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (ii) if the Partnership Merger shall not have occurred by March 31, 2004, unless the failure to consummate the Partnership Merger is the result of a material breach or failure to perform in any material respect of any covenant or other agreement contained in this Agreement by the party purporting to terminate this Agreement; or

         (c) by the Partnership,

                  (i) substantially concurrently with its approval of a Transaction Proposal; provided that the Partnership has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Expenses as provided by and defined in Section 9.10 hereof; or

                  (ii) in the event of a material breach or failure to perform in any material respect by Centex or Acquirer of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of Centex or Acquirer in each case which cannot be or has not been cured within 15 days after the giving of written notice to Centex or Acquirer, and, with respect to any representations or warranties not qualified by "Centex Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Centex Material Adverse Effect; or

         (d) by Acquirer,

                  (i) if the Partnership (1) enters into a definitive agreement or agreement in principle with any Person with respect to a Transaction Proposal or (2) withdraws or adversely modifies its approval of or recommendation of the Partnership Merger following the public announcement of a Transaction Proposal; or

                  (ii) in the event of a material breach or failure to perform in any material respect by the Partnership of any covenant or other agreement contained in this Agreement or in the event of a material breach of any representation or warranty of the Partnership in each case which cannot be or has not been cured within 15 days after the giving of written notice to the Partnership, and, with respect to any representations or warranties not qualified by "Partnership Material Adverse Effect," unless the inaccuracies under such representations and warranties not so qualified, taken as a whole in their entirety, do not in the aggregate result in a Partnership Material Adverse Effect.

         SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect (except pursuant to Section 6.3, which shall survive such termination), with no liability on the part of any party hereto or its affiliates, directors, officers, stockholders or partners.

         SECTION 8.3 Amendment. Any provision of this Agreement may be amended or waived prior to the Effective Time (whether before or after approval of matters presented in connection with the Partnership Merger by the limited partners of the Partnership) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership, Centex and Acquirer or, in the case of a waiver, by the party against whom such waiver is to be effective; provided that after the adoption of this Agreement by the limited partners of the Partnership, no amendment shall become effective without a vote of the limited partners approving such amendment if such limited partner vote is required by applicable law in order to effect the proposed amendment.

         SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law and except that the provisions of Section 6.2 hereof shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and if such extension or waiver has been approved by a majority of the members of the Special Committee.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 Nonsurvival of Representations, Warranties and Agreements.

         (a) None of the representations, warranties and agreements made herein shall survive beyond the Effective Time, except for the agreements set forth in Sections 3.2 and 6.2, and all such representations, warranties and agreements will be extinguished upon consummation of the Partnership Merger and none of the Partnership, Centex and Acquirer, nor any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation, warranty or agreement after such time.

         (b) Each of the parties is a sophisticated person or legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time.

         SECTION 9.2 Entire Agreement; Assignment. This Agreement and the agreements specifically contemplated hereby or referenced herein (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Acquirer may assign its rights and obligations to any wholly owned, direct or indirect subsidiary of Centex, but no such assignment shall relieve Acquirer of its obligations hereunder if such assignee does not perform such obligations. Except as expressly provided in this Agreement, nothing contained in this Agreement, express or implied, is intended to amend, modify, revise, supplement, terminate, supersede, cancel, or waive any provision of, any contract or agreement between or among any of the parties to this Agreement, including, without limitation, the Nominee Agreement (as amended by the contemplated amendment thereto).

         SECTION 9.3 Validity. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or at such other addresses as shall be specified by the parties by like notice.

         If to Centex or Acquirer:

                  c/o Centex Corporation
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6859
                  Attention: Chief Executive Officer

         with a copy to (such copy not to constitute notice):

                  Thompson & Knight LLP
                  1700 Pacific Ave., Suite 3300
                  Dallas, Texas 75201
                  Fax No.: (214) 969-1751
                  Attention: James R. Peacock III

         If to the Partnership:

                  Centex Development Company, L.P.
                  c/o 3333 Development Corporation
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6559
                  Attention: President

         with a copy to:

                  The Special Committee of the Board of Directors
                  c/o Roger West
                  3333 Development Corporation
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6559

         with a copy to (such copy not to constitute notice):

                  Akin Gump Strauss Hauer & Feld LLP
                  1700 Pacific Avenue, Suite 4100
                  Dallas, Texas  75201
                  Fax No.: (214) 969-4343
                  Attention:  Terry M. Schpok, P.C.

         SECTION 9.5 Defined Terms. The following terms have the meanings assigned to them in the provisions of this Agreement referred to in the table below:

Term                                                              Section
----                                                              -------
Acquirer                                                          Preamble
Acquisition Corp.                                                 Recitals

Act                                                               Recitals
Agreement                                                         Preamble
Centex                                                            Preamble
Centex Common Stock                                               Recitals
Centex Homes                                                      Preamble
Centex Material Adverse Effect                                    Section 5.3
Centex Required Governmental Consents                             Section 5.3
Centex Stockholder Approval                                       Section 1.8(c)
Centex Warrants                                                   Section 1.9
Certificate of Merger                                             Section 1.3
Closing                                                           Section 1.2
Closing Date                                                      Section 1.2
Constituent Partnerships                                          Section 1.1
Costs                                                             Section 6.2(a)
CREC                                                              Recitals
Development                                                       Preamble
Development Board                                                 Section 1.11
Effective Time                                                    Section 1.3
Environmental Laws                                                Section 4.12(a)
Exchange Act                                                      Section 4.3
Expenses                                                          Section 9.10(a)
Fairness Opinion                                                  Recitals
Financial Advisor                                                 Recitals
GAAP                                                              Section 4.7
General Partner Approval                                          Section 4.15
Governmental Entity                                               Section 4.3
GP Units                                                          Recitals
Holding                                                           Recitals
Holding Merger                                                    Recitals
Holding Merger Agreement                                          Recitals
Indemnified Parties                                               Section 6.2(a)
Knowledge                                                         Section 1.7
Lien                                                              Section 4.4
Limited Partner Approval                                          Section 4.15
LP Units                                                          Recitals
LSE                                                               Section 4.3
Merger Consideration                                              Section 1.8(d)
Nominee                                                           Recitals
Nominee Agreement                                                 Section 1.8(c)
Notice of Transaction Proposal                                    Section 6.3(b)
NYSE                                                              Section 4.3
Orders                                                            Section 4.10
Partnership                                                       Preamble
Partnership Material Adverse Effect                               Section 4.1
Partnership Properties                                            Section 4.14(a)
Partnership Required Governmental Consents                        Section 4.3
Partnership Merger                                                Recitals

Past SEC Documents                                                Section 4.7
Paying Agent                                                      Section 3.2(a)
Person                                                            Section 6.3(a)
Proceedings                                                       Section 4.10
Property Restrictions                                             Section 4.14(a)
Responsible Parties                                               Section 6.3(a)
SEC                                                               Section 4.7
Secretary                                                         Section 1.3
Securities Act                                                    Section 4.3
Special Committee                                                 Recitals
Stockholder Warrants                                              Recitals
Subsidiary                                                        Section 1.7
Superior Transaction                                              Section 6.3(b)
Surviving Partnership                                             Section 1.1
Third Party                                                       Section 6.3(b)
Transaction                                                       Schedule 1
Transaction Proposal                                              Section 6.3(a)

         SECTION 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 9.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.8 Parties in Interest. This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing contained in this Agreement, express or implied, is intended to create any duties or obligations to any Person (other than a party hereto) not in existence on the date hereof, including any fiduciary duty, or to confer upon any other Person (other than a party hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Sections 3.2 and 6.2 (which are intended to be for the benefit of the persons referred to therein and may be enforced by such persons). The Indemnified Parties, which include Development's officers and directors, are intended to be third party beneficiaries of the provisions of Section 6.2 relating to indemnification and insurance.

         SECTION 9.9 Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.10 Expenses.

         (a) If any person (other than Acquirer or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and this Agreement is terminated pursuant to Section 8.1(c)(i), then the Partnership shall, simultaneously with such termination of this Agreement, pay Purchaser in same day funds all reasonable documented out-of-pocket costs, fees and expenses of Centex and Acquirer incurred on or after April 1, 2003, related to the Partnership Merger, this Agreement, and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and reasonable fees and expenses of legal and financial advisors) (collectively the "EXPENSES"). Further, if this Agreement is terminated pursuant to Section 8.1(d)(i) or (ii), then the Partnership shall, simultaneously with such termination of this Agreement, pay Acquirer in same day funds the Expenses. Notwithstanding the foregoing, in no event shall the Expenses paid pursuant to this Section 9.10 exceed $50,000.

         (b)      The Partnership agrees that the agreements contained in
Section 9.10(a) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If the Partnership fails to promptly pay to Acquirer any of the amounts due under
Section 9.10(a), the Partnership shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment thereof, together with interest on the amount of any unpaid Expenses at the annual rate of four percent above the publicly announced prime rate of Bank of America, N.A. (or, if lower, the maximum rate permitted by law) from the date such Expenses were required to be paid by the Partnership to the date of payment.

         (c) Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Acquirer shall pay all costs and expenses of obtaining any consents of any third party.

         SECTION 9.11 Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                     [signatures appear on following page.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                           CENTEX DEVELOPMENT COMPANY, L.P.

                           By: 3333 DEVELOPMENT CORPORATION,
                               its general partner


                               By: /s/ Stephen M. Weinberg
                                   --------------------------------------------
                                   Name: Stephen M. Weinberg
                                   Title: President and Chief Executive Officer


                           3333 DEVELOPMENT CORPORATION


                           By: /s/ Stephen M. Weinberg
                               ------------------------------------------------
                               Name: Stephen M. Weinberg
                               Title: President and Chief Executive Officer


                           CENTEX CORPORATION


                           By: /s/ Raymond G. Smerge
                               ------------------------------------------------
                               Name: Raymond G. Smerge
                               Title: Executive Vice President, Chief Legal
                                      Officer and Secretary

                           CENTEX DEVELOPMENT ACQUISITION, L.P.

                           By: CENTEX HOMES, its general partner

                               By: CENTEX REAL ESTATE CORPORATION,
                                   its managing general partner

                                   By: /s/ Raymond G. Smerge
                                       ----------------------------------------
                                       Name: Raymond G. Smerge
                                       Title: Vice President and Secretary

                           CENTEX HOMES

                           By: CENTEX REAL ESTATE CORPORATION,
                               its managing general partner

                               By: /s/ Raymond G. Smerge
                                   --------------------------------------------
                                   Name: Raymond G. Smerge
                                   Title: Vice President and Secretary

                                   SCHEDULE 1

As used in this Agreement, the term "TRANSACTION" shall mean a series of transactions that will result in the elimination of the arrangement by which the beneficial interests in the Holding common stock and in the Stockholder Warrants trade in tandem with the common stock of Centex, including:

         (a) the Holding Merger; which is a merger of 3333 Acquisition Corp., a new wholly-owned subsidiary of Centex, with and into Holding, with Holding being the surviving entity and indirectly wholly-owned by Centex. Pursuant to the Holding Merger, the Holding common stock will be cancelled, with the payment to the holders of the beneficial interest in Holding common stock of an amount that is equal to $.01 per share of Centex common stock;

         (b)      the Partnership Merger; and

         (c) the amendment and termination of the Nominee Agreement between Centex, Holding, the Partnership and Mellon Investor Services LLC, as successor nominee and transfer agent.

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